[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.25

COLLABORATION AGREEMENT

This Collaboration Agreement (the “Agreement”) is entered into as of August 1st, 2002 (the “Effective Date”) by and between Rigel Pharmaceuticals, Inc., a Delaware corporation (“Rigel”) with its offices at 240 East Grand Avenue, South San Francisco, California 94080, and Daiichi Pharmaceutical Co., Ltd., a Japanese corporation (“Daiichi”) with offices at 14-10 Nihonbashi 3-chome, Chuo-ku, Tokyo 103-8234, Japan.  Rigel and Daiichi may be referred to herein individually as a “Party” or, collectively, as the “Parties.”

Recitals

Whereas, Rigel is a leader in the discovery and validation of target molecules involved in cancer;

Whereas, Daiichi is engaged in the research, development, marketing, manufacture and distribution of pharmaceutical products for the diagnosis, treatment or prevention of cancer;

Whereas, Rigel and Daiichi desire to enter into a collaborative relationship to identify small molecule inhibitors of a specific Target Molecule (hereinafter defined) useful for the development of such pharmaceutical products; and

Whereas, Rigel is prepared to grant Daiichi worldwide marketing rights with respect to any products arising from this collaboration, and Daiichi is prepared to grant to Rigel rights to co-develop and co-promote such products in North America, as specified below;

Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.                                      Definitions

Each of the capitalized terms used in this Agreement (other than the headings of the Articles and Sections), whether used in the singular or the plural, shall have the meaning as set forth below or, if not listed below, the meaning as designated in places throughout this Agreement.

1.1          “Affiliate” means any company or entity controlled by, controlling, or under common control with a Party hereto and shall include without limitation any company fifty percent (50%) or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a Party, and any company which owns or controls, directly or indirectly, fifty percent (50%) or more of the voting stock of a Party.

1.2          “Assays” means [*]

1.3          “Assay Know-How” means all Information Controlled by Rigel during the Research Term that is necessary or reasonably useful to practice the Assay Patents or to make, perform or use the Assays.

1.4          “Assay Patents” means all Patents Controlled by Rigel during the Research Term that claim (a) the Assays or any component thereof, (b) a method of making the Assays or any component thereof or (c) a method of performing or using the Assays.

1.5          “Assay Technology” means the Assay Know-How and Assay Patents.

1.6          “[*]” means the [*] that are described in the Research Plan.

1.7          “[*]” means the [*] that are described in the Research Plan.

1.8          “Co-Developed Product” means a Product for which an IND has been filed in the North American Territory, and Rigel has not exercised any Non Co-Development Option and has not terminated, pursuant to Section 5.15(a), co-development in all countries of the North American Territory.

1.9          “Co-Developed Territory” means, with respect to a particular Co-Developed Product, the country or countries in the North American Territory for which (a) Rigel has not exercised its Non Co-Development Option, (b) Rigel has not terminated co-development pursuant to Section 5.15(a), and (c) Daiichi has not terminated co-development pursuant to Section 5.15(b).

1.10        “Confidential Information” means (a) all Information, and other information and materials, received by either Party from the other Party pursuant to this Agreement or pursuant to the Confidential Disclosure Agreement between the Parties dated November 1, 2000 and (b) all Rigel Restricted Information.  For clarity, Rigel Restricted Information shall be considered Confidential Information of Rigel.

1.11        “Controlled” means, with respect to any gene, protein, compound, material, Information or intellectual property right, that the Party owns or has a license to such gene, protein, compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such gene, protein, compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.12        “Co-Promoted Product” means a Co-Developed Product for which Rigel has not exercised any Non Co-Promotion Option and has not terminated, pursuant to Section 6.3(a), co-promotion in all countries in which such Product was co-developed by the Parties.

1.13        “Co-Promoted Territory” means, with respect to a particular Co-Promoted Product, the country or countries in the Co-Developed Territory for such product for which (a) Rigel has not exercised its Non Co-Promotion Option, (b) Rigel has not terminated co-promotion pursuant to Section 6.3(a), (c) Daiichi has not terminated co-promotion pursuant to Section 6.3(b), and (d) the [*] Co-Promotion Period has not expired.

1.14        “Co-Promotion Period” means, with respect to a particular Co-Promoted Product in a particular country in its Co-Promoted Territory, the period beginning on the receipt of approval of the Drug Approval Application for such Product in such country and ending [*] after the first commercial sale of such Product in such country.

1.15        “Daiichi Product Know-How” means all Information (other than Daiichi Product Patents) Controlled by Daiichi during the Term that is necessary or reasonably useful to (a) develop or offer for sale a Product or (b) practice the Daiichi Product Patents.

1.16        “Daiichi Product Patents” means all Patents Controlled by Daiichi during the Term that cover the manufacture, use or composition of matter of a Product.

1.17        “Daiichi Technology” means all Information and Patents Controlled by Daiichi during the Research Term that are necessary or reasonably useful for Rigel to carry out its responsibilities under the Research Program.

1.18        “Daiichi-Alone Territory” means all countries and territories of the world other than those countries and territories in the North American Territory.

1.19        “Development Budget” shall have the meaning assigned in Section 5.9.

1.20        “Development Costs” means the total costs incurred by the Parties in the course of planning, conducting, managing or reviewing the results of a Phase I Trial or a Phase II Trial for any Co-Developed Product in its Co-Developed Territory, including (without limitation): (a) costs of producing bulk drug, filling and finishing, shipping, storing and administering all doses of such Co-Developed Product that are administered to patients during such trials (where such costs are allocated on a per gram basis), (b) payments made to hospitals, medical personnel and clinical trial management organizations in consideration for work performed on such trials, (c) costs incurred as a result of the preparation, review and filing of regulatory submissions for such clinical trials, and (d) wages and benefits to the extent employees work on such clinical trials and related regulatory submissions (calculated on a full-time equivalent basis), provided that such costs were incurred in accordance with each Party’s responsibilities under the Development Plan for such Co-Developed Product.  Notwithstanding the foregoing, Development Costs shall exclude:  [*].

1.21        “Development Plan” shall have the meaning assigned in Section 5.9.

1.22        “Diligent Efforts” means the carrying out of obligations in a sustained manner consistent with the efforts a Party devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing.  Diligent Efforts requires that:  (a) each Party promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) each Party set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) each Party consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.23        “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Product as a drug in a regulatory jurisdiction.

1.24        “FTE” means the equivalent of one researcher working full time for or on behalf of Rigel for one 12-month period (including normal vacations, sick days and holidays).

1.25        “Hit Compound” means a Pre-Hit Compound that meets the criteria set forth in the Research Plan.

1.26        “IND” shall mean (a) with respect to the United States, an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or (b) with respect to any other regulatory jurisdiction, any corresponding or equivalent application, registration or certification in such jurisdiction.

1.27        “Information” means biological materials, information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, gene sequences, vectors, cell lines, reagents, samples, chemical compounds, databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.28        “Invention” means any and all inventions and improvements thereto, made, conceived or reduced to practice by a Party in the performance of its duties under the Research Program or in the course of its practice of a license granted to it pursuant to Section 4.2 or 4.3.

1.29        “Joint Development Committee” or “JDC” means the committee formed pursuant to Section 5.2.

1.30        “Joint Invention” means any Invention made, discovered or developed jointly by employee(s) or agent(s) of both Parties.

1.31        “Joint Research Committee” or “JRC” means the committee formed pursuant to Section 2.1.

1.32        “Lead Compound” means a Hit Compound or a derivative, analog or congener of a Hit Compound or Lead Compound, wherein such Hit Compound or derivative, analog or congener meets the criteria set forth in the Research Plan.

1.33        “NDA” means (a) a New Drug Application filed with the United States Food and Drug Administration in conformance with applicable laws and regulations, or (b) the foreign equivalent of any such application in any country other than the United States.

1.34        “Net Sales” means the gross amount invoiced for sales of a Product in a particular territory by Daiichi, its Affiliates or their permitted sublicensees to an unrelated Third

Party, less (to the extent incurred for such Product in such territory): (i) discounts, including cash discounts (including quantity discounts), charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups (with any such discounts or reductions which are based on sales to the customer of multiple products being allocated to such Product on the basis of a methodology approved by the Parties), (ii) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Product, including recalls, (iii) freight, postage, shipping and insurance charges actually allowed or paid for delivery of such Product, to the extent billed, (iv) commissions paid to Third Parties, (v) taxes, tariffs, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Products, including without limitation value-added taxes, or other governmental charges measured by the billing amount, when included in billing, as adjusted for rebates and refunds and (vi) bad debts (determined in accordance with the normal accounting procedures of, and applied consistently within and across the operating units of, Daiichi, its Affiliates or their permitted sublicensees).  If Daiichi or its Affiliate or licensee sells any Product as a combination product containing one or more active ingredients in addition to the Product (which may be either combined in a single formulation or bundled with separate formulations), Net Sales for such combination product will be calculated by multiplying actual Net Sales of such combination product by the fraction A/(A+B) where A is the invoice price of the Product if sold separately, and B is the total invoice price of any other active ingredient or ingredients in the combination, if sold separately.  If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties of the combination product shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/C where A is the invoice price of the Product if sold separately, and C is the invoice price of the combination product.  If, on a country-by-country basis, neither the Product nor the other active ingredient or ingredients of the combination product is sold separately in said country or the mechanics provided above are otherwise inapplicable (as in the case of medical devices), Net Sales for the purposes of determining royalties of the combination product shall be determined by the Parties in good faith.

1.35        “Non Co-Development Option” shall have the meaning set forth in Section 5.1(b).

1.36        “Non Co-Promotion Option” shall have the meaning set forth in Section 6.1(b).

1.37        “North American Territory” means (a) the United States and its possessions and territories, (b) Canada and its provinces and territories, (c) Mexico and (d) any successor states to the foregoing.

1.38        “Patent” means (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.39        “Phase I Trial” means a trial on sufficient numbers of normal volunteers and patients that is designed to establish that a pharmaceutical product is safe for its intended use, and to support its continued testing in Phase II Trials, or the equivalent of such trial (in the United States or abroad).

1.40        “Phase II Trial” means a trial on sufficient numbers of patients that is designed to establish the safety and biological activity of a pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, or the equivalent of such trial (in the United States or abroad), but not a trial designed to establish efficacy with statistical significance.

1.41        “Phase III Trial” means a trial on sufficient numbers of patients that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product, or the equivalent of such trial (in the United States or abroad).

1.42        “Pre-Hit Compound” means a compound that is identified by Rigel during the Research Term, or by Daiichi during or after the Research Term ends, that meets the criteria set forth in the Research Plan.

1.43        “Product” means any product that contains, comprises or incorporates a Lead Compound and that was developed to diagnose, prevent or treat a human disease or condition.

1.44        “Promotion Expenses” means, with respect to a particular Co-Promoted Product, the costs incurred by Rigel (a) to operate and maintain the Sales Representatives for such Co-Promoted Product or (b) in connection with the promotion of such Co-Promoted Product in its Co-Promoted Territory by such Sales Representatives.

1.45        “Regulatory Approval” means any approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of Products in a regulatory jurisdiction.

1.46        “Research Plan” means the plan that sets forth the research work to be performed by Rigel and Daiichi in the course of the Research Program and other matters referred to therein.

1.47        “Research Program” means the program of collaborative research described in Article 3.

1.48        “Research Term” means the period, the duration of which is set forth in Section 3.2, during which the Parties conduct the Research Program.

1.49        “Reverted Territory” means with respect to a particular Product, all countries in the North American Territory for which Rigel either (i) exercised its Non Co-Development Option or (ii) did not exercise such option but subsequently terminated co-development pursuant to Section 5.15(a).

1.50        “Rigel Compound Know-How” means all Information Controlled by Rigel, during the Research Term, that is necessary or reasonably useful to practice the Rigel Compound Patents.

1.51        “Rigel Compound Patents” means all Patents Controlled by Rigel, during the Research Term, that cover the manufacture, use or composition of matter of a Lead Compound.

1.52        “Rigel Product” means a Product on which Daiichi either (a) terminated co-development pursuant to Section 5.15(b) or (b) terminated co-promotion pursuant to Section 6.3(b).

1.53        “Rigel Restricted Information” means all Information of Rigel, other than Assay Know-How, Assay Patents, Rigel Compound Know-How, Rigel Compound Patents and Rigel Technology, that is learned by the employees of Daiichi who work at Rigel as permitted under Section 3.6 at any time they are at a Rigel facility.

1.54        “Rigel Technology” means all Information and Patents (other than Assay Know-How and Assay Patents) Controlled by Rigel during the Research Term that are necessary or reasonably useful for Daiichi to carry out its responsibilities under the Research Program.

1.55        “Rigel-Alone Option” shall have the meaning assigned in Section 7.4(a).

1.56        “Rigel-Alone Territory” means, with respect to a particular Rigel Product, the country or countries in which Daiichi terminated (a) co-development of such Product pursuant to Section 5.15(b) or (b) co-promotion of such Product pursuant to Section 6.3(b).

1.57        “Sales Representative” means an employee or agent of a Party or its Affiliate: (a) who is responsible for meeting with customers and others who can buy (or influence the buying process and decision regarding) the applicable Co-Promoted Product in its Co-Promoted Territory, and (b) whose success at such activities is a significant factor in the ongoing employment or engagement of such individual by such Party or Affiliate, provided that such individual is not solely engaged in telemarketing, professional education or other indirect activities in support of direct selling.

1.58        “Sales Representative Efforts” means the efforts, to be measured by means of a methodology to be established or approved by the Parties, of Sales Representatives to promote a particular Co-Promoted Product in its Co-Promoted Territory.  In establishing the methodology for measurement of Sales Representative Efforts, the Parties shall take into consideration all factors that they determines to be relevant, including, by way of example, the following:  frequency of calls, positioning of calls, appropriateness of calls, nature of contact and the role of the person contacted in influencing the buying process and decision.

1.59        “Sole Invention” means any Invention made, discovered or developed solely by a Party and its employees or agents.

1.60        “Target Molecule” shall mean [*].

1.61        “Term” shall have the meaning assigned to it in Section 12.1.

1.62        “Third Party” means any person or entity other than a Party or an Affiliate of a Party.

2.                                      Research Program Governance

2.1          Joint Research Committee Formation; Joint Patent Committee.

(a)           The Research Program established by this Agreement shall be overseen by a joint research committee composed of four (4) representatives from each Party (the “Joint Research Committee” or “JRC”).  The Parties shall designate their representatives on the JRC within ten (10) days after the Effective Date.  An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the JRC for such Party.  Each Party shall designate one of its representatives as a Co-Chair of the JRC.  Each Co-Chair of the JRC will be responsible for the agenda of alternating JRC meetings.  From time to time, the JRC may establish subcommittees or subordinate committees (which may or may not include members of the JRC itself) to oversee particular projects or activities, and such subcommittees or subordinate committees shall be constituted and shall operate as the JRC agrees.

(b)           The Parties hereby establish a Joint Patent Committee to serve as a subordinate committee of the JRC.  The Joint Patent Committee shall be composed of an equal number of representatives of each Party, appointed from time to time by the JRC, and shall include at least one patent attorney from each Party.  The Joint Patent Committee shall be responsible for identifying Inventions made in the course of the Research Program and making recommendations to the JRC regarding the identity of the individual inventors and the nature of the patent protection to be sought for such Inventions.

2.2          JRC Actions.  Actions by the JRC pursuant to this Agreement shall be taken only with unanimous approval of all of the JRC representatives.  If the JRC fails to reach unanimity on a matter before it for decision, the matter shall be referred for resolution to senior officers of the Parties.

2.3          Meetings of the JRC.  The JRC:

(a)           shall hold meetings at such times and places as shall be determined by the JRC (it being expected that meetings will alternate between the offices of each Party) but in no event shall such meetings be held in person less frequently than once every three (3) months during the Research Term and during the first six (6) months after the end of the Research Term;

(b)           may conduct meetings in person, by videoconference or by telephone conference, provided that meetings by videoconference or telephone conference shall not reduce the number of meetings in person specified in Section 2.3(a);

(c)           may invite other senior personnel of the Parties to attend meetings of the JRC;

(d)           may act without a meeting if, prior to such action, a written consent thereto is signed by all members of the JRC; and

(e)           may, by unanimous written consent, amend or expand upon the foregoing procedures for its internal operation.

2.4          Minutes.  At each meeting, the JRC shall elect a secretary who will prepare, within ten business (10) days after each meeting, minutes reporting in reasonable detail the actions taken by the JRC during such meeting, the status of the Research Program, issues requiring resolution, and resolutions of previously reported issues.  Such minutes are to be reviewed and, if reasonably complete and accurate, signed by one JRC member from each Party.  The secretary shall revise such minutes as necessary to obtain such signatures.

2.5          JRC Functions and Powers. The research activities of the Parties under this Agreement shall be managed by the JRC only to the extent set forth herein (unless otherwise mutually agreed in writing by the Parties).  The JRC shall foster the collaborative relationship between the Parties, and shall in particular:

(a)           encourage and facilitate ongoing cooperation and information exchange between the Parties;

(b)           monitor the progress of the Research Program and the Parties’ diligence in carrying out their responsibilities thereunder;

(c)           set priorities, allocate tasks and coordinate activities required to perform the Research Program;

(d)           define the pharmacokinetic, pharmacodynamic, stability and solubility criteria for a compound to qualify as a Lead Compound;

(e)           identify those compounds which qualify as Hit Compounds or Lead Compounds on account of their fulfillment of the criteria set forth in the Research Plan for Hit Compounds and Lead Compounds, respectively;

(f)            clear scientific publications relating to the Research Program, subject to the review and approval of both Parties pursuant to Section 10.6; and

(g)           perform such other functions as appropriate to further the purposes of this Agreement as mutually determined by the Parties.

2.6          Limitations of Powers of the JRC.  The JRC shall have no power to amend this Agreement and shall have only such powers as are specifically delegated to it hereunder.

2.7          Project Contact Persons.  The day-to-day interactions and project management of the Research Program will be performed by a pair of project contact persons, one to be appointed by each Party.

2.8          Obligations of Parties.  Each Party shall provide the JRC and its authorized representatives with reasonable access during regular business hours to all records and documents of such Party that are specific to the Research Program and that the JRC may reasonably require in order to perform its obligations hereunder, subject to any bona fide obligations of confidentiality to a Third Party.

2.9          Research Program Guidelines.

(a)           General.  In all matters related to the Research Program, the Parties shall be guided by standards of reasonableness in economic terms and fairness to each of the Parties, striving to balance as best they can the legitimate interests and concerns of the Parties, to further the Research Program and to realize the economic potential of the Products.

(b)           Independence.  Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.  The relationship between Rigel and Daiichi is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

3.                                      Conduct of Research Program.

3.1          Overview.  The goal of the Research Program is to identify Lead Compounds.  As described in greater detail in the Research Plan and this Article 3, it is anticipated that Rigel will [*] and each Party shall [*].  Rigel shall also [*].  The Parties shall use [*] and other [*] to perform research on promising Pre-Hit Compounds to determine whether they qualify as Hit Compounds.  [*].  Once a compound is designated or deemed to be a Lead Compound, no further work shall be performed upon it pursuant to the Research Program.  The Parties’ rights to develop and commercialize products that incorporate Lead Compounds are set forth in Articles 5, 6 and 7.

3.2          Research Term.  The Research Term shall commence on the Effective Date and shall continue until the earlier of (a) the [*] anniversary of the Effective Date and (b) the effective date of any termination of this Agreement pursuant to Section 12.2.  The FTE funding commitments of Daiichi set forth in Section 3.4 and the payment obligations of Daiichi set forth in Section 3.4 (b) shall remain in force until the end of the Research Term. The Research Term may be extended by [*] upon written agreement between the Parties at least [*] prior to the [*].

3.3          Research Plan.  An initial Research Plan has been approved by the Parties concurrent with the execution of this Agreement.  The Research Plan may be amended by the JRC, during the Research Term, based upon the results achieved in the Research Program, provided that the FTE commitments set forth in Section 3.4, together with the definitions of Pre-Hit Compound, Hit Compound and Lead Compound, remain unchanged and such amendment does not violate or contradict any provision of this Agreement.  Any change of the portions of the Research Plan specified in the previous sentence shall be made pursuant to the mechanism set forth in Section 15.2.  In the event of an inconsistency or disagreement between the Research Plan and this Agreement, the terms of this Agreement shall prevail.

3.4          Research Effort and Support.

(a)           FTE Commitments.  Rigel shall supply [*] FTEs during each contract year of the Research Term.  In the event of an extension of the Research Term [*], the Parties shall agree at that time on the number of FTEs that Rigel shall supply in such [*] of the Research Term.  Daiichi shall fund such FTEs as set forth in Section 3.4 (b).  Daiichi understands and agrees that Rigel retains complete discretion to change the identity of the individuals who compose such FTEs and to alter the frequency and time which any individual devotes to the Research Program.  All scientific work on or directly related to the Research Program performed by such individuals shall count towards the fulfillment of Rigel’s FTE commitment pursuant to this Section 3.4.  Such work may include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, organizing and attending scientific meetings and conferences, managing and leading scientific staff, and carrying out Research Program management duties (including service on the JRC).

(b)           Research Support.  To support Rigel’s efforts under the Research Program, during each contract year of the Research Term, Daiichi shall pay Rigel an amount equal to [*] for the [*] and [*] for the [*], multiplied by the number of FTEs set forth in Section 3.4 for such year.  Each such amount shall be paid to Rigel in four equal, quarterly advance payments.  Daiichi shall make its first such payment within [*] of the Effective Date and each subsequent payment on the first business day of each contract quarter during the Research Term.  Within thirty (30) days after the end of each contract year (i.e., each anniversary of the Effective Date), Rigel shall submit to Daiichi a report confirming its actual FTEs devoted to the conduct of the Research Program and the actual cost of such research efforts during the preceding contract year.  If the total actual costs incurred by Rigel under the Research Program in each contract year are less than the amount that Daiichi has paid in each contract year, then [*] the [*] within [*] the [*] of [*].  If the total actual costs incurred by Rigel under the Research Program in each contract year are more than the amount that Daiichi has paid in each contract year, [*].

3.5          Conduct of Research.  The Parties shall use Diligent Efforts to conduct their respective tasks, as assigned under the Research Plan, throughout the Research Program, provided that Rigel shall not be obligated to devote any resources to the Research Program in excess of the FTEs funded by Daiichi pursuant to Section 3.4.  In addition, the Parties shall conduct the Research Program in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously.

3.6          Technology Transfer.  Rigel will transfer to Daiichi, on an orderly basis and as the Assays are developed, the Assay Know-How and a copy of issued patents and patent applications that are Assay Patents.  Such transfer shall be managed and coordinated by the JRC.  To assist and direct the transfer to Daiichi of the Assay Know-How, Daiichi may provide, at its cost and expense, [*] to work at Rigel for up to [*] for technical training related to the [*] and [*] to work at Rigel for up to [*] for technical training related to the [*], provided that access or exposure to Rigel Restricted Information by Daiichi scientists shall be subject to the provisions of Article 10.  All [*] that work at Rigel under the terms of this Section 3.6 shall be restricted from access to any Rigel facilities or locations other than those necessary for completing the technology transfer and training as provided above.  Further, Rigel shall use reasonable efforts to limit and restrict such [*] from access or exposure to any confidential information of Rigel that is not Assay Know-How.  All time spent by Rigel personnel in carrying out the technology transfer to Daiichi pursuant to the terms of this Section 3.6 shall count towards the fulfillment of Rigel’s obligation, pursuant to Section 3.4, to provide a specified number of FTEs during each contract year of the Research Term.

3.7          Identification of Pre-Hit Compounds, Hit Compounds and Lead Compounds.

(a)           During the [*] of the Research Term, Rigel shall [*] to determine [*], and Daiichi shall [*].

(b)           Each Party shall use Diligent Efforts to [*] other compounds pursued under the Research Program.  Each Party shall promptly report to the JRC the results of the further research performed by such Party on each Pre-Hit Compound [*].  The JRC shall review such results and shall determine whether such Pre-Hit Compound satisfies the technical criteria set forth in the Research Plan for a Hit Compound.  Each Pre-Hit Compound that satisfies such criteria shall be deemed a Hit Compound, and each Party shall [*] each such Hit Compound.

(c)           The JRC shall decide which Hit Compounds merit still further research, prioritize each such compound relative to other compounds pursued under the Research Program, and Daiichi shall have the primary responsibility for conducting such further research.  Each Party shall use Diligent Efforts to perform the responsibilities allocated to it by the JRC according to the priorities set by the JRC.  Each Pre-Hit Compound that did not satisfy the Hit Compound technical criteria specified in the Research Plan, but is nevertheless chosen by the JRC for further research as described in the Research Plan, shall be deemed a Hit Compound, and each Party shall promptly disclose to the JRC the identity and structure of each such Hit Compound.  Each Party shall promptly report to the JRC the results of the further research performed by such Party on each Hit Compound and its derivatives, analogues and congeners.  The JRC shall review such results and shall determine whether any such compound satisfies the technical criteria set forth in the Research Plan for a Lead Compound.  Each such compound that satisfies such criteria shall be deemed a Lead Compound.  If such a compound does not satisfy such criteria, but Daiichi designates such compound for any study listed in the Research Plan, then it shall also be deemed a Lead Compound.

(d)           Once a compound is designated or deemed to be a Lead Compound, no further work shall be performed upon it pursuant to the Research Program, provided, however, that if Daiichi desires Rigel to perform further work on such Lead Compound, [*].

3.8          Records.  Each Party shall maintain complete and accurate records of all work conducted under the Research Program and all results, data and developments made pursuant to its efforts under the Research Program.  Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Research

Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Each Party shall have the right to review and copy such records of the other Party at reasonable times to the extent necessary for such Party to conduct its research or other obligations under the Agreement.

3.9          Reports.  During the Research Term, each Party shall report to the JRC no less than once per quarter, which report shall include a written progress report summarizing the work performed under the Research Program.  The JRC shall define the format and the nature of the content of the quarterly report, which shall be adopted by both Parties.

3.10        Daiichi’s Post-Research Term Activities.  Daiichi shall use Diligent Efforts to further develop, and file INDs for, the Lead Compounds.  Subject to the terms and conditions of this Agreement, Daiichi shall have the right to continue screening its libraries to identify Pre-Hit Compounds, Hit Compounds and Lead Compounds after the Research Term expires.  All such Pre-Hit Compounds, Hit Compounds and Lead Compounds identified by Daiichi shall be subject to the terms and conditions of this Agreement.

4.                                      License Grants; Noncompetition

4.1          Collaborative Research Licenses.

(a)           Grant by Rigel.  Subject to the terms and conditions of this Agreement, Rigel hereby grants to Daiichi a non-exclusive, non-transferable (except via assignment in accordance with Section 15.9), worldwide, royalty-free license, under the Rigel Technology, solely for the purpose of carrying out, during the Research Term, Daiichi’s responsibilities under the Research Program.

(b)           Grant by Daiichi.  Subject to the terms and conditions of this Agreement, Daiichi hereby grants to Rigel a non-exclusive, non-transferable (except via assignment in accordance with Section 15.9), worldwide, royalty-free license, under Daiichi Technology, solely for the purpose of carrying out, during the Research Term, Rigel’s responsibilities under the Research Program.

4.2          Assay Licenses.

(a)           Subject to the terms and conditions of this Agreement, Rigel hereby grants to Daiichi an exclusive (except as to Rigel), non-transferable (except via assignment in accordance with Section 15.9), worldwide, royalty-bearing (as provided in Article 8) license, under the Assay Technology, to use the Assays, during and after the end of the Research Term, to identify and perform research upon Pre-Hit Compounds, Hit Compounds and Lead Compounds.  Rigel shall retain the right for itself and its Affiliates to use the Assays under the Assay Technology, but shall not license any Third Party to do so to identify and perform research upon Pre-Hit Compounds, Hit Compounds and Lead Compounds.

(b)           Subject to the terms and conditions of this Agreement, Rigel hereby grants to Daiichi a non-exclusive, non-transferable (except via assignment in accordance with Section 15.9), worldwide, royalty-free license, under the Assay Technology, to use the Assays during and after the end of the Research Term, to identify compounds that fail to qualify as Pre-Hit Compounds.

4.3          Development and Commercialization Licenses.

(a)           Grant by Rigel.  Subject to the terms and conditions of this Agreement, Rigel hereby grants to Daiichi and its Affiliates a worldwide, sublicensable, royalty-bearing (as provided in Article 8) license under the Rigel Compound Know-How, Rigel Compound Patents, Rigel’s Sole Inventions and Rigel’s interest in the Joint Inventions, to develop, use, make, have made, sell, offer for sale, import and export Products.  The license set forth in this Section 4.3(a) shall be exclusive for all Products, provided, however, that Rigel shall retain the right, to the extent of Rigel’s undertaking for co-development and co-promotion hereunder, under the Rigel Compound Know-How, Rigel Compound Patents, Rigel’s Sole Inventions and Rigel’s interest in the Joint Inventions in each country in the North American Territory, if Rigel has not exercised its Non Co-Development Option or Non Co-Promotion Option (if available) for such country.

(b)           Grant by Daiichi.  Subject to the terms and conditions of this Agreement, Daiichi hereby grants to Rigel and its Affiliates a non-exclusive, non-transferable (except via assignment in accordance with Section 15.9), royalty-free license, under Daiichi Product Know-How, Daiichi Product Patents, Daiichi’s Sole Inventions and Daiichi’s interest in the Joint Inventions, (i) to develop, in the applicable Co-Developed Territories, Co-Developed Products and (ii) to offer for sale, in the applicable Co-Promoted Territories, Co-Promoted Products.

(c)           Restriction on Licensing.  Rigel shall not grant any license under Rigel Compound Patents, Rigel’s Sole Inventions, or Rigel’s interest in Joint Inventions [*].

4.4          Negative Covenant.  Each Party covenants that it will not practice technology licensed to it under this Agreement outside the scope of the licenses granted herein.  Except as specifically provided herein, no Party grants to the other Party any license, express or implied, to any technology, know-how, inventions, improvements, trade secrets or materials that it possesses.

4.5          Noncompetition.

(a)           Exclusivity.  During [*], each Party will work exclusively with the other Party (and pursuant to this Agreement) with respect to (i) research directed toward the Target Molecule and inhibitors of the Target Molecule and (ii) development and commercialization of products containing inhibitors of the Target Molecule.  The foregoing shall not be interpreted as limiting Daiichi’s ability to sublicense (in accordance with Section 4.3(a)) the license granted to it therein.

(b)           Pre-Hit Compounds.  Each Party hereby covenants that it shall not (except pursuant to this Agreement) research, develop or commercialize any Pre-Hit Compound or any product containing, incorporation or comprising a Pre-Hit Compound, [*].  The foregoing shall not be interpreted as preventing either Party from using Pre-Hit Compounds to [*].  Such [*] are not subject to the covenant set forth in this Section 4.5(b).

(c)           Hit Compounds and Lead Compounds.  Each Party hereby covenants that it shall not (except pursuant to this Agreement) research, develop or commercialize any Hit Compound or Lead Compound or any product containing, incorporating or comprising a Hit Compound or Lead Compound.  For clarity, if any Hit Compound or Lead Compound is a member of a Party’s screening library, then the covenant in this Section 4.5(c) does not obligate such Party to take the step of removing such Hit Compound or Lead Compound from its screening library.

5.                                      Co-Development

5.1          Co-Development Rights; Rigel Option to Terminate.

(a)           Rigel Right to Co-Develop.  Rigel shall have the right to co-develop in the North American Territory each Product for which Daiichi files an IND in a country of the North American Territory.  If Rigel co-develops any Product hereunder, the Parties shall conduct such development in the North American Territory and share Development Costs for such Product as set forth in this Article 5.  The period of co-development shall commence with [*] for such Co-Developed Product and shall terminate upon [*].  Generally, the [*] that the [*] for a [*] shall be made [*] in which the [*] are [*] for the [*].  Further, if Daiichi [*] for such Product anywhere in the Co-Developed Territory, the co-development period shall terminate in the North American Territory upon [*].

(b)           Option to Terminate Co-Development Rights.  Daiichi hereby grants Rigel an option to terminate its Co-Development rights under this Agreement.  Such option (the “Non Co-Development Option”) may be exercised by Rigel at any time upon written notice to Daiichi.  If Rigel exercises the Non Co-Development Option, then (i) it shall not have any right to Co-Develop or Co-Promote any future Products, and (ii) Daiichi shall be responsible for the additional milestone payments pursuant to Section 8.3(a).

(c)           Exercise.  Within [*] after [*], Daiichi shall provide Rigel with [*] related to such Product which Daiichi owns and is reasonably useful for Rigel to exercise Non Co-Development Option.  Within [*] of Rigel’s receipt of such [*], Rigel shall inform Daiichi in writing of whether Rigel wishes to exercise its Non Co-Development Option with respect to such Product and such country.  If Rigel exercises such Non Co-Development Option within such [*] period, then such product shall remain a “Product” and Rigel shall have no further co-development rights under this Agreement.  If Rigel does not exercise such Non Co-Development Option, then such Product shall be deemed to be a “Co-Developed Product” and such country shall be part of the Co-Developed Territory for such product.

5.2          Joint Development Committee Formation.  Co-development of Co-Developed Products in their applicable Co-Developed Territories shall be overseen by a joint development committee composed of three (3) representatives from each Party (the “Joint Development Committee” or “JDC”).  The Parties shall designate their representatives on the JDC within ten (10) days after Rigel first fails to exercise a Non Co-Development Option pursuant to Section 5.1 within the applicable [*] exercise period.  An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the JDC for such Party.  Each Party shall designate one of its representatives as a Co-Chair of the JDC.  Each Co-Chair of the JDC will be responsible for the agenda of alternating JDC meetings.  From time to time, the JDC may establish subcommittees or subordinate committees (which may or may not include members of the JDC itself) to oversee particular projects or activities, and such subcommittees or subordinate committees shall be constituted and shall operate as the JDC agrees.

5.3          JDC Actions.  Actions by the JDC pursuant to this Agreement shall be taken only with unanimous approval of all of the JDC representatives.  If the JDC fails to reach unanimity on a matter before it for decision, the matter shall be referred for resolution to the designated officers of the Parties identified in Section 14.1.

5.4          Meetings of the JDC.  The JDC:

(a)           shall hold meetings at such times and places as shall be determined by the JDC (it being expected that meetings will alternate between the offices of each Party) but in no event shall such meetings be held in person less frequently than once every four (4) months during any period in which there is at least one Co-Developed Product that the Parties are actively developing;

(b)           may conduct meetings in person or by telephone conference, provided that meetings by telephone conference shall not reduce the number of meetings in person specified in Section 5.4(a);

(c)           may invite other senior personnel of the Parties to attend meetings of the JDC;

(d)           may act without a meeting if, prior to such action, a written consent thereto is signed by all members of the JDC; and

(e)           may, by unanimous written consent, amend or expand upon the foregoing procedures for its internal operation.

5.5          Minutes.  At each meeting, the JDC shall elect a secretary who will prepare, within ten business (10) days after each meeting, minutes reporting in reasonable detail the actions taken by the JDC during such meeting, the status of the Parties’ efforts to co-develop Co-Developed Products in the applicable Co-Developed Territories, issues requiring resolution, and resolutions of previously reported issues.  Such minutes are to be reviewed and, if reasonably complete and accurate, signed by one JDC member from each Party.  The secretary shall revise such minutes as necessary to obtain such signatures.

5.6          JDC Functions and Powers.  Co-development of all Co-Developed Products in the applicable Co-Developed Territories under this Agreement shall be managed by the JDC only to the extent set forth herein (unless otherwise mutually agreed in writing by the Parties).  The JDC shall in particular:

(a)           determine the overall strategy for clinical development of each Co-Developed Product in its Co-Developed Territory through the [*], including (without limitation) determining the principal indications for which the Co-Developed Products shall be developed;

(b)           coordinate the Parties’ co-development activities hereunder;

(c)           prepare, revise and approve the Development Plan and the Development Budget for each Co-Developed Product in accordance with Section 5.9;

(d)           monitor the progress of co-development and the Parties’ diligence in carrying out their responsibilities under the Development Plans; and

(e)           perform such other functions as appropriate to further the purposes of this Agreement as mutually determined by the Parties.

5.7          Co-Development Guidelines.  The JDC shall perform its functions in a manner consistent with the co-development guidelines set forth in this Section 5.7.  The collaborative development of Co-Developed Products in the applicable Co-Development Territories shall be based on the principles of prompt and diligent development of the Co-Developed Products consistent with good pharmaceutical practices and the maximization of long-term profits derived from the sale of Co-Developed Products in the applicable Co-Development Territories.  It is the intent of the Parties, in working together to clinically develop the Co-Developed Products [*], to assign responsibilities for the various operational aspects of the collaboration to those portions of their respective organizations which have the appropriate resources, expertise and responsibility for such functions and, consistent with this Agreement, to treat the Co-Developed Products as if they were proprietary products solely of their own organization.  The Parties intend that their respective organizations will work together to assure success of the collaboration.

5.8          Limitations of Powers of the JDC.  The JDC shall have no power to amend this Agreement and shall have only such powers as are specifically delegated to it hereunder.

5.9          Development Plan and Development Budget.  The co-development of each Co-Developed Product in its Co-Development Territory through the end of the time period specified in Section 5.1(a) shall be governed by a comprehensive development plan that describes the Parties’ development goals for such Co-Developed Product, specifies that development-related activities to be performed in the furtherance of such goals, and allocates responsibility for such activities between the Parties (“Development Plan”) and a detailed budget for performing such activities (“Development Budget”).  The Development Budget shall be completed [*] of the year in which such Development Budget will operate, and such Development Budget shall be consistent with the Development Plan.  Promptly after Rigel fails to exercise its Non Co-Development Option within the [*] period therefor with respect to a particular Co-Developed Product, the Parties shall complete a detailed Development Plan covering such Co-Developed Product and a Development Budget for the first year of such development.  Periodically thereafter (but not less than once every 12 months), the JDC shall review and, if appropriate, revise such Development Plan.  The Parties shall prepare a new Development Budget for each year.

5.10        Regulatory Matters.  The Parties shall share equally all responsibility for communicating and negotiating with regulatory authorities in each country in the applicable Co-Developed Territory regarding each Co-Developed Product.  Daiichi shall have the sole responsibility for filing all regulatory documents.  Notwithstanding the foregoing, after the filing of the IND and prior to the time period specified in Section 5.1(a) for such Co-Developed Product in such country, the Parties shall agree on the strategy for such communications and Rigel will have the right to [*] all regulatory filings in such country and to [*]regulatory authorities in such country.  Daiichi shall provide Rigel with copies of all written regulatory reports for Co-Developed Products in the applicable Co-Developed Territories, including but not limited to Drug Approval Applications and periodic NDA, annual IND and safety updates, [*] Daiichi’s submission of such reports to regulatory authorities.

5.11        Development Costs.

(a)           Subject to Sections 5.11(c) and 5.12, Development Costs shall be borne [*].

(b)           In accordance with procedures to be established by the JDC, each Party shall calculate and maintain records of Development Costs incurred by it.  Within sixty (60) days after the end of each six-month period (ending June 30 and December 31) during which the Parties are co-developing at least one Co-Developed Product, each Party shall send the other Party a report which specifies the Development Costs incurred by such Party during such six-month period with respect to each Co-Developed Product in the Co-Developed Territory.  The Parties shall seek to resolve any questions related to such accounting statements within ninety (90) days following receipt.

(c)           If the reports for a particular six-month period show that one Party’s Development Costs for such six-month period were greater than [*], then the other Party (the “Reimbursing Party”) shall pay the first Party, within ninety (90) days after the end of such six-month period, an amount equal to [*], provided that the total Development Costs for each Co-Developed Product for such six-month period did not exceed [*] for such product for such six-month period.

(i)            If the total Development Costs exceed such [*] by more than [*] for such six-month period and the Reimbursing Party’s Development Costs for such six-month period for such product were less than [*], then the Reimbursing Party shall first pay the other Party an amount equal to the difference between (A) the Development Costs incurred by the Reimbursing Party for such product in such six-month period and (B) [*].

(ii)           The Reimbursing Party’s obligation to reimburse the other Party for [*] of all such Development Costs in excess of [*] shall be limited to (A) those additional Development Costs approved by the JDC (either before or after they are incurred) and (B) those additional Development Costs that are the result of work carried out in response to a governmental requirement (imposed or directed following preparation of such Development Budget) to do such work.  If, after any payment by the Reimbursing Party pursuant to Section 5.11(c)(i), the Reimbursing Party’s total Development Cost expenditures, including such payment, (collectively “Z”) are less than [*] where X is [*] and Y is 100% of such reimbursable additional Development Costs, then the Reimbursing Party shall pay the other Party an amount equal to [*].  Failure of a Party to reimburse the other Party for any Development Costs that are subject to a good faith dispute hereunder shall not be deemed to be a material breach of this Agreement.

5.12        Worldwide Dossier; Use of Data across Territories.  The Parties recognize that development of the Products within the Co-Developed Territory is likely to be part of a worldwide development program, and that it will be efficient to use Product data generated in one territory for purposes of development of and seeking Regulatory Approvals for such Product worldwide.  Nonetheless, in order to assure that costs are allocated properly as between the Co-Developed Territory and the Daiichi-Alone Territory, [*] or Phase II Trial for a Co-Developed Product in its Co-Developed Territory [*] in or to support any regulatory filing in any country outside such Co-Developed Territory [*], and with a [*] of the [*] of the [*] that [*] to [*], and [*] with respect to a Co-Development Product in the course of a [*] in the [*] in or to support any regulatory filing in any country in the Co-Developed Territory [*], including a [*] of the [*] of the [*] that [*] and [*].

5.13        Obligations of Parties.  Each Party shall use Diligent Efforts to perform the tasks assigned to it under the Development Plan for each Co-Developed Product.  Each Party shall provide the JDC and its authorized representatives with reasonable access during regular business hours to all records and documents of such Party that are specific to the co-development of any Co-Developed Product in its Co-Development Territory and that the JDC may reasonably require in order to perform its obligations hereunder, subject to any bona fide obligations of confidentiality to a Third Party.

5.14        Daiichi Obligations.  Daiichi shall be solely responsible for and pay all costs associated with (a) development of each Product in all countries of the North American Territory through [*] for such Product in such country, (b) [*] and [*] and [*] of Co-Developed Products, (c) [*] each [*] the [*] of [*] and (d) [*] including without limitation the [*].  Daiichi shall use Diligent Efforts to (i) develop Products in the North American Territory [*] and (ii) obtain Regulatory Approval in the Co-Developed Territory for each Co-Developed Product.

5.15        Termination.

(a)           By Rigel.  Rigel may terminate its co-development of any Co-Developed Product in any country in the applicable Co-Developed Territory, by giving Daiichi [*] prior written notice of such termination.  Rigel shall remain responsible for its share of Development Costs for such Co-Developed Product in such country until the effective date of such termination.  If, at the time of such notice, there are no [*] for such Product in such country, then such termination effective date shall be [*] after Daiichi’s receipt of such notice.  If, at the time of such notice, there is [*] for such Product in such country, then such termination effective date shall be [*], provided that, commencing [*] after Daiichi’s receipt of such notice, Rigel shall only be responsible for its share of those Development Costs that are incurred in the course of [*].  Rigel shall make its personnel and other resources available to Daiichi as necessary to effect an orderly transition of development responsibilities by the termination effective date.  Thereafter, such country shall no longer be part of the Co-Developed Territory for such product and, if no countries remain in such Co-Developed Territory, then such product shall cease to be a Co-Developed Product.  If Rigel elects to terminate its co-development of a Co-Developed Product in a particular country in the applicable Co-Developed Territory, then it may not recommence co-development of such Product in such country [*].  In addition, Rigel shall not receive any refund of its net (after Daiichi pays any amounts due pursuant to Section 5.11(c)) co-development expenditures for such Co-Developed Product in such country.  Furthermore, Rigel shall not retain the right provided for in Section 4.3(a) in the territory in which termination occurred with respect to such former Co-Developed Product.

(b)           By Daiichi.  Daiichi may terminate its co-development of any Co-Developed Product in any country in the applicable Co-Developed Territory, by giving Rigel [*] prior written notice of such termination.  Daiichi shall remain responsible for its share of Development Costs for such Co-Developed Product in such country until the effective date of such termination.  If, at the time of such notice, there are no [*] for such Product in such country, then such termination effective date shall be [*] after Rigel’s receipt of such notice.  If, at the time of such notice, there is [*] for such Product in such country, then such termination effective date shall be the date [*], provided that, commencing [*] after Rigel’s receipt of such notice, Daiichi shall only be responsible for its share of those Development Costs that are incurred in the course of [*].  Daiichi shall make its personnel and other resources available to Rigel as necessary to effect an orderly transition of development responsibilities by the termination effective date.  Thereafter, such country shall no longer be part of the Co-Developed Territory for such product but shall be part of the Rigel-Alone Territory.  If Daiichi elects to terminate its co-development of a Co-Developed Product in a particular country in the applicable Co-Developed Territory, then it may not recommence co-development of such Product in such country [*].  In addition, Daiichi shall not receive any refund of its net (after Rigel pays any amounts due pursuant to Section 5.11(c)) co-development expenditures for such Co-Developed Product in such country.

6.                                      Co-Promotion

6.1          Option.

(a)           Rigel Right to Co-Promote.  Rigel shall have the right to co-promote with Daiichi, under a single trademark, in each country of the Co-Developed Territory each Co-Developed Product for which Daiichi obtains Regulatory Approval in such country.  If Rigel co-promotes with Daiichi under this Agreement, the Parties shall conduct such co-promotion in accordance with this Article 6.

(b)           Option to Terminate Co-Promotion Rights.  Daiichi hereby grants Rigel an option to terminate its co-promotion rights for each Co-Developed Product (the “Non Co-Promotion Option”).

(c)           Exercise.  Within [*] after [*], Daiichi shall provide Rigel with [*].  If Rigel wishes to exercise its Non Co-Promotion Option with respect to such Product and such country, then Rigel shall inform Daiichi in writing within [*] of Rigel’s receipt of such [*].  If Rigel exercises such Non Co-Promotion Option within such [*] then such Co-Developed Product shall remain a “Co-Developed Product,” and Rigel shall have no further obligation with respect to such Co-Developed Product in such country.  Each Co-Developed Product for which Rigel does not exercise its Non Co-Promotion Option shall immediately be deemed to be a “Co-Promoted Product” (1).  Rigel may elect to exercise its Non Co-Promotion Option for a particular country or countries of the Co-Promotion Territory, in which case the Co-Promoted Territory for such Product shall [*] those countries in which Rigel did not exercise its Non Co-Promotion Option.

(1) It shall also remain a Product and a Co-Developed Product.

(d)           Co-promotion agreement. If Rigel does not exercise its Non Co-Promotion Option with respect to a Co-Developed Product in accordance with the Section 6.1(c), then [*] the [*] and [*] for the [*].

6.2          Co-Promotion Principles.  During the Co-Promotion Period for a particular Co-Promoted Product in a particular country in its Co-Promoted Territory, the Parties anticipate that Rigel’s co-promotion activities shall equal [*] Sales Representative Efforts for such Product in such country.  [*] between their respective operating entities in order to maximize sales of each Co-Promoted Product in the Co-Promoted Territory.  Rigel’s Promotion Expenses during the Co-Promotion Period will be [*].

6.3          Termination.

(a)           By Rigel.  During the applicable Co-Promotion Period, Rigel may terminate its co-promotion of any Co-Promoted Product in any country in the applicable Co-Promoted Territory, by giving Daiichi [*] prior written notice of such termination.  Rigel shall remain responsible for the Sales Representative Efforts for such Co-Promoted Product in such country until the effective date of such termination, which shall be [*] after Daiichi’s receipt of such notice.  Thereafter, such country shall no longer be part of the Co-Promoted Territory for such product and, if no countries remain in such Co-Promoted Territory, then such product shall cease to be a Co-Promoted Product.  If Rigel elects to terminate its co-promotion of a Co-Promoted Product in a particular country in the applicable Co-Promoted Territory, then it may not recommence co-promotion of such Product in such country [*].

(b)           By Daiichi.  During the applicable Co-Promotion Period, Daiichi may terminate its sale of any Co-Promoted Product in any country in the applicable Co-Promoted Territory, by giving Rigel [*] prior written notice of such termination.  Daiichi shall remain responsible for its share of the Sales Representative Efforts for such Co-Promoted Product in such country until the effective date of such termination, which shall be [*] after Rigel’s receipt of such notice.  Thereafter, such country shall no longer be part of the Co-Promoted Territory for such product but shall be part of the Rigel-Alone Territory.

7.                                      Development and Commercialization of Daiichi Products and Rigel Products.

7.1          Development of Daiichi Developed Products

(a)           Daiichi shall have the sole right to develop (a) each Product in the Daiichi-Alone Territory and (b) each Product in its Reverted Territory (collectively, “Daiichi Developed Products”).  Daiichi shall use Diligent Efforts to obtain Regulatory Approval for Daiichi Developed Products, and Daiichi shall bear all expenses of development of Daiichi Developed Products.  Daiichi agrees to facilitate communication and cooperation with Rigel to coordinate development of Daiichi Developed Products with Co-Developed Products consistent with the principles of this collaboration.

(b)           In addition to the general undertaking provided in Section 7.1(a), Daiichi agrees that, it shall diligently research, develop and commercialize any Hit Compound, Lead Compound or Product [*].  If Rigel is concerned that Daiichi is not devoting sufficient effort [*] refer the matter to dispute resolution pursuant to Article 14, and if the arbitrator determines that the standard set forth in the first sentence of this Section 7.1(b) has not been satisfied, the remedy shall be that [*] to the [*] and such [*] to [*] and [*], and [*] the [*] and [*] that [*] to [*] that [*] the [*] of [*] the [*] of [*] of [*].

7.2          Commercialization of Daiichi Promoted Products.  Daiichi shall have the sole right to commercialize (a) each Product in the Daiichi-Alone Territory, (b) each Product in its Reverted Territory, and (c) each Co-Developed Product in all countries in its Co-Developed Territory that are not part of its Co-Promoted Territory (if any) (collectively, “Daiichi Promoted Products”).  Daiichi shall use Diligent Efforts to commercialize Daiichi Promoted Products, and Daiichi shall bear all expenses of such commercialization.  Daiichi agrees to facilitate communication and cooperation with Rigel to coordinate commercialization (including promotion) of Daiichi Promoted Products with Co-Promoted Products consistent with the principles of this collaboration.

7.3          Reporting.  Within [*] during the Term, Daiichi shall provide Rigel with a written report that summarizes the efforts, product status and accomplishments of Daiichi and its Affiliates and sublicensees with respect to development of Daiichi Developed Products and commercialization of Daiichi Promoted Products during such [*].

7.4          Option for Rigel-Alone Development and Commercialization.

(a)           Grant.  Daiichi hereby grants to Rigel the option, for each Co-Developed Product for which Daiichi (i) terminated co-development pursuant to Section 5.15(b) or (ii) terminated co-promotion pursuant to Section 6.3(b), to independently develop and commercialize such Product in such country in which termination occurred (the “Rigel-Alone Option”).

(b)           Exercise.  If Rigel wishes to exercise its Rigel-Alone Option with respect to such Product in its Rigel-Alone Territory, it shall inform Daiichi in writing within [*] of Rigel’s receipt of Daiichi’s termination notice pursuant to Section 5.15(b) or 6.3(b).  If Rigel exercises its Rigel-Alone Option within such [*] period, then [*], and [*] and [*] to [*].  Additionally, if Rigel exercises its Rigel-Alone Option within such [*] period, Daiichi, at [*] reasonable expense, shall:  [*] in the [*], or, in the alternative, [*] such Rigel Product in such Rigel-Alone Territory, and [*] assist Rigel in any other activity necessary or useful for Rigel to develop or market such Rigel Product in the Rigel-Alone Territory.  In return for the [*] and based on the [*] in the development or commercialization [*] Daiichi terminated co-development or co-promotion of such Rigel Product.

8.                                      Economics.

8.1          Up-Front Payments.  Within [*] days of the Effective Date, Daiichi shall pay Rigel an up-front payment of [*].

8.2          Milestone Payments.  Daiichi shall pay Rigel the following amounts within [*] of the achievement of the applicable event:

(a)           [*]

8.3          Additional Payments.  Daiichi shall pay Rigel the following amounts within [*] of the achievement of the applicable event:

(a)           [*]

8.4          Royalty Payments.  Daiichi shall pay Rigel royalties on Net Sales of each Product at the applicable royalty rate stated below:

(a)           [*] of the Net Sales of such Product in the Daiichi-Alone Territory;

(b)           [*] of the Net Sales of such Product in its Reverted Territory; and

(c)           [*] of the Net Sales of such Product in its Co-Developed Territory.

8.5          Quarterly Payments.  All royalties due under Section 8.5 shall be paid quarterly, on a country-by-country basis, within [*] of the end of the relevant calendar quarter for which royalties are due.

8.6          Term of Royalties.  Rigel’s right to receive royalties under Section 8.5 for each Product shall expire on a country-by-country basis upon the later of (a) [*] years from the first commercial sale of such Product in such country, or (b) expiration of the last to expire issued Patent in such country Controlled by a Party that claims [*].

8.7          Royalty Payment Reports.  Each royalty payment shall be accompanied by a statement stating the number, description, and aggregate Net Sales, by country, of each Product sold during the relevant quarter.

8.8          Payment Method.  All payments due under this Agreement to Rigel shall be made by bank wire transfer in immediately available funds to an account designated by Rigel.  All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “dollars” shall mean the legal currency of the United States of America.

8.9          No Credits or Refunds.  All payments to Rigel hereunder shall be noncreditable and nonrefundable, except in the event that an audit confirms that Daiichi had overpaid royalties to Rigel, in which case such overpayment will be credited against future royalties due to Rigel, or refunded to Daiichi after the end of the royalty term.

8.10        Taxes.  With respect to all taxes including taxes that laws or regulations require that taxes be withheld (“Withholding Taxes”), Rigel shall pay any and all such taxes that are levied on account of all payments Rigel receives under this Agreement.  Daiichi shall (i) deduct the Withholding Taxes from the remittable payment, (ii) pay all applicable Withholding Taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Rigel within sixty (60) days following that tax payment.

8.11        Blocked Currency.  In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Rigel in the country in local currency by deposit in a local bank designated by Rigel, unless the Parties otherwise agree.

8.12        Sublicenses.  In the event Daiichi grants licenses or sublicenses to others to sell Products which are subject to royalties under Section 8.5, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by Daiichi, and Daiichi shall pay to Rigel, with respect to such sales, royalties as if such sales of the licensee or sublicensee were Net Sales of Daiichi.

8.13        Foreign Exchange.  Conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with [*].

8.14        Records; Inspection.  Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement, including, but not limited to, Development Costs, Net Sales and Promotion Expenses.  At the request (and expense) of either Party, the other Party and its sublicensees shall permit an independent certified public accountant appointed by such Party and reasonably acceptable to the other Party, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three years prior to such Party’s request, the correctness or completeness of any report or payment made under this Agreement.  Results of any such examination shall be (i) limited to information relating to the Products, (ii) made available to both Parties and (iii) subject to Article 10.  The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than five percent (5%) from the amount of the original report, royalty or payment calculation.  In such case, the Party being audited shall bear the full cost of the performance of such audit.

8.15        Interest.  If Daiichi fails to make any payment due to Rigel under this Agreement, then interest shall accrue on a daily basis at a rate equal to [*] above the then-applicable prime commercial lending rate of CitiBank, N.A. San Francisco, California, or at the maximum rate permitted by applicable law, whichever is the lower.

9.                                      Intellectual Property.

9.1          Ownership.  Inventorship of all Inventions will be determined under the patent laws of the United States.  Each Party shall own the entire right, title and interest in and to any and all of its Sole Inventions, and Patents covering such Sole Inventions.  Each Party shall each own an undivided one-half interest in and to any and all Joint Inventions and Patents and other intellectual property rights claiming or covering or appurtenant to such Joint Inventions.  Rigel and Daiichi as joint owners shall each have the right to exploit without an accounting and to grant licenses under such Joint Inventions, unless otherwise specified in this Agreement.

9.2          Patent Prosecution and Maintenance; Abandonment.

(a)           Except as provided in Section 9.2(b), each Party shall direct the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Patents covering its Sole Inventions.  [*] shall direct the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all [*] Patents and (except as provided in Section 9.2(b)) all Patents contained within the [*] Technology.  [*] shall direct the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all [*] Patents and Patents contained within the [*] Technology.

(b)           [*] shall direct the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all [*] Patents and all [*] Sole Inventions licensed to [*] under Section 4.3[*].  In carrying out the prosecution of patents and patent applications pursuant to this Section 9.2(b), [*] shall seek to obtain effective patent protection for Inventions and their uses [*]. All Patent prosecution and maintenance described in this Section 9.2(b) shall be carried out by a primary outside law firm selected by mutual consent of the Parties, which shall prepare the initial application for such Inventions (which in most cases will be filed in the United States).  [*] shall be responsible for the selection of counsel in countries outside the United States to file and prosecute foreign counterparts of the primary filing.  The Parties shall have equal access to outside law firms doing work pursuant to this Section 9.2(b) for purposes of giving and receiving communications regarding the preparation and prosecution of such Patent applications, and [*] shall give fair consideration to the comments of [*] regarding such matters.  [*] Patent prosecution pursuant to this Section 9.2(b) shall be made by [*].

(c)           The Party that, pursuant to Section 9.2(a) or 9.2(b), directs the filing, prosecution and maintenance of a particular Patent shall bear all expenses associated with such activities, except that in the case of [*] shall [*] of [*] out-of-pocket costs (including the fees and expenses of outside counsel) of such filing, prosecution and maintenance.

(d)           The Parties shall establish the patent strategy for all Joint Inventions, and shall determine, on a Joint Invention-by-Joint Invention basis, which Party (the “Prosecuting Party”) shall be responsible for, the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Patents covering such Joint Invention consistent with such strategy.  The Prosecuting Party shall provide the other Party with (i) drafts of any new patent application that covers a Joint Invention prior to filing that application, allowing adequate time for review and comment by the other Party if possible; provided, however, the Prosecuting Party shall not be obligated to delay the filing of any patent application; and (ii) copies of all correspondence from any and all patent offices concerning patent applications covering Joint Inventions and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices.  [*] expenses associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Patents covering Joint Inventions that are exclusively or co-exclusively licensed to Daiichi under Section 4.3(a).  The Parties shall mutually agree on the percentage of such expenses that each Party shall bear with respect to other Patents covering Joint Inventions (which in the absence of any other agreement between the Parties shall be divided evenly).

9.3          Enforcement of Patent Rights.

(a)           Enforcement of Daiichi Patents.  In the event that management or in-house counsel for Rigel becomes aware of a suspected infringement of any Daiichi Product Patent or any Patent covering a Sole Invention of Daiichi, Rigel shall notify Daiichi promptly, and following such notification, the Parties shall confer.  Daiichi shall have the sole right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control.

(b)           Enforcement of Rigel Patents.  In the event that management or in-house counsel for Daiichi becomes aware of a suspected infringement of any Assay Patent, Rigel Compound Patent or any Patent covering a Sole Invention of Rigel, Daiichi shall notify Rigel promptly, and following such notification, the Parties shall confer.  Except as provided in the following sentence, Rigel shall have the sole right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control.  In the event of an apparent infringement by a Third Party of a Rigel Compound Patent or a Patent covering a Sole Invention by Rigel that covers the manufacture, use or sale of a Product, which infringement is based on the manufacture, use or sale of a product directly competitive with a Product, Rigel shall, upon the written request of Daiichi, either file a law suit against such infringer or (if permitted by law) authorize Daiichi to file such law suit.  If Rigel files such law suit in its own name, it shall diligently prosecute such law suit provided that (i) Daiichi immediately reimburses Rigel, upon receipt of invoices, for all out-of-pocket expenses associated with such law suit (including the fees and expenses of outside counsel and experts) in addition to the costs reasonably attributable to the time spent by its employees on such case, (ii) Daiichi indemnifies Rigel for all costs, claims, losses and causes of action arising from the commencement or prosecution of such law suit, and (iii) Rigel shall give fair consideration to the comments of Daiichi regarding such matters.  Rigel shall not settle such law suit on terms which license the continued manufacture, use or sale of the product that competes with a Product without the prior written consent of Daiichi.

(c)           Enforcement of Joint Patents.  In the event that management or in-house counsel for either Party becomes aware of a suspected infringement of any Patent claiming a Joint Invention, such Party shall notify the other Party promptly.  Following such notification, the Parties shall confer and determine the rights and obligations of the Parties to bring an infringement action with respect to such Patent or to defend validity proceedings regarding such Patent.

(d)           Recoveries.  In the event either Party exercises the rights conferred in this Section 9.3 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by such Party in connection therewith, including attorneys fees.  If after such reimbursement any funds shall remain from such damages or other sums recovered, and such funds shall be retained by such Party that controlled the litigation.  In the case of a law suit filed by Rigel under Section 9.3(b) but funded by Daiichi, such recovery, after the reimbursement of expenses, shall be [*].

9.4          Defense of Third Party Claims.  If a claim is brought by a Third Party that any activity related to work performed by a Party under the Research Program infringes the intellectual property rights of such Third Party, each Party will give prompt written notice to the other Party of such claim.  Promptly upon receipt of such notice, the Parties shall meet and discuss in good faith if such activity infringes such Third Party’s intellectual property rights, and shall take necessary steps on this matter.  In the event of any Third Party claim against a Party with respect to the Research Program or Products, each Party shall be entitled to defend itself in such matter.

9.5          Copyright Registrations.  Copyrights and copyright registrations on copyrightable subject matter shall be filed, prosecuted, defended, and maintained in accordance with local laws and regulations applicable, and the Parties shall have the right to pursue infringers of any copyrights owned or Controlled by it, in substantially the same manner as the Parties have allocated such responsibilities, and the expenses therefor, for patent rights under this Article 9.

9.6          Trademarks.  The trademarks on the Product shall be the trademark(s) owned or controlled by [*].

9.7          Acquisition of Third Party Technology.

(a)           If a Party determines that a license to Third Party technology is useful for the Research Program and such technology does not relate to a [*] Compound, then such Party shall notify the other Party in writing of such potential licensing opportunity.  Promptly upon receipt of such notice, the Parties shall meet and discuss, in good faith, the necessity of acquiring a license to such Third Party technology.  If the Parties agree in writing to attempt to acquire such Third Party license, then Rigel shall use commercially reasonable efforts to acquire such Third Party license within a reasonable time.  If Rigel is unable to obtain such Third Party license within such reasonable time, then [*].  If Rigel obtains such Third Party license, then [*] all costs associated with obtaining and maintaining such Third Party license, unless the Parties agree otherwise in writing.

(b)           If any Party determines that Third Party technology relates to a [*] Compound, then such Party shall notify the other Party in writing of such potential licensing opportunity.  Promptly upon receipt of such notice, the Parties shall meet and discuss, in good faith, the utility of acquiring such a Third Party license.  If the Parties agree in writing to acquire such Third Party license, then Daiichi shall attempt to acquire such Third Party license within a commercially reasonable time.  If Daiichi is unable to obtain such Third Party license, then [*].  If Daiichi obtains such Third Party license, then [*] costs associated with obtaining and maintaining such Third Party license, unless the Parties agree otherwise in writing.

10.                               Confidentiality.

10.1        Treatment of Confidential Information.  The Parties agree that during the Term, and for a period of [*] after the end of the Term, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

10.2        Exceptions.  A Party shall not have the obligations set forth in Section 10.1 with respect to any portion of such Confidential Information which it can show by adequate documentation:

(a)           is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)           was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party;

(c)           is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

(d)           has been published by a Third Party; or

(e)           has been independently developed by the receiving Party without the aid, application or use of Confidential Information.

10.3        Authorized Disclosure.  Notwithstanding Section 10.2, a Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)           filing or prosecuting Patents relating to Joint Inventions or Products;

(b)           regulatory filings;

(c)           prosecuting or defending litigation;

(d)           complying with applicable governmental regulations; and

(e)                                  disclosure, in connection with the performance of this Agreement, to Affiliates, licensees, sublicensees, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties.  Such terms may be disclosed by a Party to individuals or entities covered by 10.3(e) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.  Disclosure of the terms of this Agreement (but not other Confidential Information received from the other Party) may also be made, under binders of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10, to actual or potential bankers, lenders and investors of the disclosing Party.  In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission in connection with any public offering of such Party’s securities.  In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

10.4        Termination of Prior Agreements.  This Agreement supersedes the Mutual Confidential Disclosure Agreement dated November 30, 2000 between Daiichi and Rigel.  All Information exchanged between the Parties under such earlier Agreement shall be deemed Confidential Information and shall be subject to the terms of this Article 10.

10.5        Publicity.  The public announcement of the execution of this Agreement shall be mutually agreed upon between the Parties.  Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld; provided, however, that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

10.6        Publications.  Neither Party shall publish or present the results of studies carried out under this Agreement without the opportunity for prior review by the other Party.  Subject to Section 10.5, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Product at least [*] prior to their intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable.  Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications.  The Parties agree to review and decide whether to delay of publication and filing of patent applications under certain circumstances.  Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 10.1.  Nothing contained in this Section 10.6 shall prohibit the inclusion of information necessary for a patent application, provided the nonfiling Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application and to request deletion of its Confidential Information (subject to Section 10.3(a)).

11.                               Representations and Warranties.

11.1        General Representations and Warranties.  Each Party represents and warrants to the other that:

(a)           it is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)           it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

(c)           this Agreement is legally binding upon it and enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)           it has not granted, and will not grant during the Term of the Agreement, any right to any Third Party which would conflict with the rights granted to the other Party hereunder.  It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

(e)           it is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

11.2        Disclaimer Concerning Technology.  THE PATENTS AND KNOW-HOW PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  Without limiting the generality of the foregoing, each Party expressly does not warrant (i) the success of the Research Program or (ii) the safety or usefulness for any purpose of the Patents or know-how it provides hereunder.

12.                               Term and Termination.

12.1        Term.

(a)           This Agreement shall become effective on the Effective Date and shall continue until the earlier of (i) expiration of the last royalty obligation with respect to any Product, as provided in Section 8.6, and (ii) the effective date of termination pursuant to Section 12.2 (the “Term”).

(b)           Notwithstanding the provision 12.1(a) above, if any Product [*] in any country in the world [*] shall have the right to terminate this Agreement upon written notice [*].  In the event of termination pursuant to this Section 12.1(b), [*] or [*] prior to such [*].  [*] after [*] the terms and conditions of such an extended collaboration.

(c)           The Parties may terminate this Agreement by mutual written consent, at any time.

12.2        Termination for Breach.

(a)           If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver written notice of such breach to the other Party.  The allegedly breaching Party shall have [*] from receipt of such notice to either cure such breach or, if cure cannot be reasonably effected within such [*] period, to deliver to the other Party a plan for curing such breach which is reasonably sufficient to effect a cure.  Such a plan shall set forth a program for achieving cure as rapidly as practicable.  Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach.

(b)           If the Party receiving notice of breach fails to cure such breach within the [*] period and the Party providing the notice reasonably determines that the proposed corrective plan (if any) or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may terminate this Agreement [*].

(c)           If a Party gives notice of termination under this Section 12.2 and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 14.  If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective [*] following the date of the notice of termination.  If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

12.3        Effect of Termination; Survival.

(a)           The following provisions shall survive any expiration or termination of this Agreement: Articles 1, 10, 13, 14, and 15, and Sections 8.14; 8.15; 9.1; 9.2 (as relates to [*] patent costs incurred during the term of this Agreement); 9.3, 9.4 and 9.5 (to the extent that each relates to claims of infringement by  activities occurring during the term of this Agreement); and 12.3.

(b)           Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.  The remedies provided in Section 12.3(b) are not exclusive of other remedies available to a Party in law or equity.

13.                               Indemnification.

13.1        Mutual Indemnification.  Subject to Section 13.3, each Party hereby agrees to indemnify, defend and hold the other Party, its Affiliates, its licensees, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, the “Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Indemnitee as to any such Claim (as defined in this Section 13.1) until the indemnifying Party has acknowledged that it will provide indemnification hereunder with respect to such Claim as provided below, (collectively, “Damages”) resulting from claims, suits, proceedings or causes of action (“Claims”) brought by such Third Party against such Indemnitee based on: (a)  breach of warranty by the indemnifying Party contained in this Agreement; (b) breach of this Agreement or applicable law by such indemnifying Party; (c) negligence or willful misconduct of a Party, its Affiliates or (sub)licensees, or their respective employees, contractors or agents in the performance of this Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by it to a Third Party (including without limitation misappropriation of trade secrets).

13.2        Indemnification by Daiichi.  Subject to Section 13.3, Daiichi hereby agrees to indemnify, defend and hold Rigel and its Affiliates, its licensees, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, the “Rigel Indemnitees”) harmless from and against any Damages resulting from Claims brought by Third Party against such Rigel Indemnitee resulting directly or indirectly from (a) development, manufacture, use, handling, storage, sale, offer for sale, importation or other disposition of Products by Daiichi, its Affiliates, agents or sublicensees, or (b) Daiichi’s practice, after the end of the Research Term, of the license granted to it pursuant to Section 4.2, except to the extent such Damages result from the negligence or wrongdoing of any Rigel Indemnitee.

13.3        Conditions to Indemnification.  As used herein, “Indemnitee” shall mean a party entitled to indemnification under the terms of Section 13.1 or 13.2.  As a condition precedent to an Indemnitee’s right to seek indemnification under such Section 13.1 or 13.2, such Indemnitee:

(a)           shall inform the indemnifying Party of a Claim as soon as reasonably practicable after it receives notice of the Claim;

(b)           shall, if the indemnifying Party acknowledges that such Claim falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (not to be unreasonably withheld or delayed) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and

(c)           shall fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Claim.

Provided that an Indemnitee has complied with the foregoing, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Claim.  Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Claim using attorneys of its/his/her choice and at its/his/her expense.  In no event may an Indemnitee settle or compromise any Claim for which it/he/she intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party, or the indemnification provided under such Section 13.1 or 13.2 as to such Claim shall be null and void.

13.4        Exclusion of Damages.  IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY.  For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in the sections of this Agreement.

14.                               Dispute Resolution

14.1        Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this Agreement.  In the event of any disputes, controversies or differences which may arise between the Parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof.  If the matter is not resolved within [*] following the request for discussions, either Party may then invoke the provisions of Section 14.2 below.

14.2        Alternative Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement shall be settled by binding Alternative Dispute Resolution (“ADR”) in the manner described below:

(a)           If a Party intends to begin an ADR to resolve a dispute, such Party shall provide written notice (the “ADR Request”) by certified or registered mail to the other Party informing such other Party of such intention and the issues to be resolved.  The complaining Party’s notice shall include a detailed description of the alleged dispute.  The notice shall explain the nature of the complaint and refer to the relevant sections of the Agreement upon which the complaint is based.  The complaining Party shall also set forth a proposed solution to the problem, including a suggested time frame within which the Parties must act.

(b)           The non-complaining Party must respond in writing within 60 days of receiving the notice with an explanation, including references to the relevant provisions of the Agreement and a response to the proposed solution and suggested time frame for action.

(c)           Within 15 days of receipt of the response from the non-complaining Party, the Parties shall meet and discuss options (e.g., mediation) for resolving the dispute.  The complaining Party must initiate the scheduling of this resolution meeting.  Each Party shall make available all appropriate personnel to meet and confer with the other Party within the 15 day period following the complaining Party’s receipt of the response by the non-complaining Party.

Any and all disputes that cannot be resolved pursuant to this Section 14.2 shall be submitted to final and binding arbitration in accordance with the terms of this Agreement.  The arbitration will be conducted [*] except to the extent of any conflict with this Article 14, and the Parties consent to the exclusive jurisdiction of such dispute resolution mechanism.  Any situation not expressly covered by this Agreement shall be decided in accordance with [*].

14.3        Arbitrator.  The arbitrator shall be one neutral, independent and impartial arbitrator selected pursuant to the rules [*].

14.4        Governing Law.  Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of [*] without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside [*].

14.5        Rules of Procedure.  The Parties shall be entitled to discovery as provided in the [*].  To the extent such rules of discovery are within the discretion of the neutral arbitrator, it is the intent of the Parties that they be permitted to conduct meaningful discovery in order to minimize the potential for surprise at the proceeding and encourage settlement prior to such proceeding.

14.6        Decision.  The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process.  The arbitrator shall not have the authority to fashion remedies which would not be available to a judge hearing the same dispute.  The arbitrator is encouraged to operate on this premise in an effort to reach a fair and just decision but shall fashion such rules and procedures to best approximate judicial rules and procedures except with respect to procedural time limits and delays (which shall be set by the arbitrator pursuant to Section 14.5).  Reasons for the arbitrator’s decisions should be complete and explicit.  A full transcript and record of the proceedings as well as written decisions including all determinations of law and fact shall be provided to the Parties.  The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated.  Such a written decision shall be rendered by the arbitrator following a full comprehensive hearing, no later than eighteen (18) months following the selection of the arbitrator as provided for in Section 14.3 hereof.

14.7        Award.

(a)           Any monetary award shall be paid in U.S. dollars free of any tax, deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.

(b)           If as to any issue the arbitrator should determine under the applicable law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing they find is in callous disregard of law and equity or the rights of the other Party, the arbitrator shall also award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits.

(c)           Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14, and agrees that such judgment may be entered in a court of competent jurisdiction, if necessary to its enforcement.

(d)           The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

(e)           With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award punitive, exemplary or consequential damages (except that consequential damages may be recovered solely for a breach of Article 10).  By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive, exemplary or consequential damages (except for consequential damages in the event of a breach of Article 10).  The only damages recoverable under this Agreement are direct compensatory damages, together with equitable (non-monetary) remedies as ordered by the Arbitrator.

14.8        Costs.  Except as set forth in Section 14.7(b) above, each Party shall bear its own legal fees.  The arbitrator shall assess his or her costs, fees and expenses against the Party losing the ADR unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion.

14.9        Injunctive Relief.  Provided a Party has made a sufficient showing, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.

14.10      Confidentiality.  The ADR proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other Party.  The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

14.11      Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of the contract for any reason.

15.                               Miscellaneous.

15.1        Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Rigel or Daiichi from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

15.2        Entire Agreement; Amendment.  This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.3        Bankruptcy.

(a)           All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11.  Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property.  If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within 60 days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

(b)           If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefor.  Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 15.3, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(c)           All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party.  The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event.  The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.  Any intellectual property provided pursuant to the provisions of this Section 15.3 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

15.4        Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payor because of a force majeure affecting the payor.

15.5        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Rigel:	Rigel Pharmaceuticals, Inc.
240 East Grand Avenue
South San Francisco, CA 94080
Attn: President

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
Palo Alto, CA 94306-2155
Attention: Robert L. Jones, Esq.

For Daiichi:	Daiichi Pharmaceutical Co., Ltd.
16-13, Kita-Kasai 1 Chome
Edogawa-ku, Tokyo 134-8630
Japan
Attention: General Manager of Research Planning Department

15.6        Consents Not Unreasonably Withheld or Delayed.  Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

15.7        Maintenance of Records.  Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

15.8        No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

15.9        Assignment.  Neither Party may assign or transfer this Agreement without the prior written consent of the other, except a Party may make such an assignment without the other Party’s consent to an Affiliate of such Party or to a successor to substantially all of the related business of such Party, whether in a merger, sale of stock, sale of assets or other transaction.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.9 shall be null and void.

15.10      Performance by Affiliates.  Each of Rigel and Daiichi acknowledge that obligations under this Agreement may be performed by Affiliates of Rigel and Daiichi, and each of Rigel and Daiichi guarantee performance of this Agreement by its Affiliates.  In the event of any dispute arising from the performance of this Agreement by an Affiliate, or the alleged failure of an Affiliate to comply with the conditions and obligations of this Agreement, the Party seeking to resolve such dispute may do so directly with the other Party, without any obligation to first pursue an action against, or recovery from, the Affiliate which is alleged to have caused a breach of this Agreement.

15.11      Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.12      Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.13      Severability.  If any provision of this Agreement is held to be invalid or unenforceable in the alternative dispute resolution proceedings specified in Article 14 from which no court appeal can be or is taken , the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.14      Ambiguities.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.15      Headings.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

15.16      Translations.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.  All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language.  If there is a discrepancy between any Japanese translation of this Agreement and this Agreement, this Agreement shall prevail.

15.17      No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

DAIICHI PHARMACEUTICAL CO., LTD..		RIGEL PHARMACEUTICALS, INC.

By:	/s/ Kiyoshi Morita	By:	/s/ James M. Gower

Name:	Mr. Kiyoshi Morita	Name:	Mr. James M. Gower

Title:	President	Title:	Chief Executive Officer

Date:	8/1/2002	Date:	7/25/2002

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES ACT OF 1934, AS AMENDED.

TABLE OF CONTENTS

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PAGE

1.Definitions	1
1.1“Affiliate”	1
1.2“Assays”	1
1.3“Assay Know-How”	2
1.4“Assay Patents”	2
1.5“Assay Technology”	2
1.6“[*]”	2
1.7“[*]”	2
1.8“Co-Developed Product”	2
1.9“Co-Developed Territory”	2
1.10“Confidential Information”	2
1.11“Controlled”	2
1.12“Co-Promoted Product”	2
1.13“Co-Promoted Territory”	2
1.14“Co-Promotion Period”	3
1.15“Daiichi Product Know-How”	3
1.16“Daiichi Product Patents”	3
1.17“Daiichi Technology”	3
1.18“Daiichi-Alone Territory”	3
1.19“Development Budget”	3
1.20“Development Costs”	3
1.21“Development Plan”	3
1.22“Diligent Efforts”	3
1.23“Drug Approval Application”	4
1.24“FTE”	4
1.25“Hit Compound”	4
1.26 “IND”	4
1.27“Information”	4
1.28“Invention”	4
1.29 “Joint Development Committee”	4
1.30“Joint Invention”	4
1.31“Joint Research Committee”	4
1.32“Lead Compound”	4
1.33 “Marketing Plan and Budget”	4
1.34“NDA”	4
1.35“Net Sales”	5
1.36“Non Co-Development Option”	5

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1.37”Non Co-Promotion Option”			5
1.38”North American Territory”			5
1.39”Patent”			6
1.40”Phase I Trial”			6
1.41”Phase II Trial”			6
1.42”Phase III Trial”			6
1.43”Pre-Hit Compound”			6
1.44”Product”			6
1.45”Promotion Expenses”			6
1.46”Regulatory Approval”			6
1.47”Research Plan”			6
1.48”Research Program”			6
1.49”Research Term”			7
1.50”Reverted Territory”			7
1.51”Rigel Compound Know-How”			7
1.52”Rigel Compound Patents”			7
1.53”Rigel Product”			7
1.54”Rigel Restricted Information”			7
1.55”Rigel Technology”			7
1.56”Rigel-Alone Option”			7
1.57”Rigel-Alone Territory”			7
1.58”Sales Representative”			7
1.59”Sales Representative Efforts”			8
1.60”Sole Invention”			8
1.61”Strategic Plan”			8
1.63 “Term”			8
1.64”Third Party”			8
2.	Research Program Governance	8
	2.1	Joint Research Committee Formation.	8
	2.2	JRC Actions	8
	2.3	Meetings of the JRC	8
	2.4	Minutes	9
	2.5	JRC Functions and Powers.	9
	2.6	Limitations of Powers of the JRC	9
	2.7	Project Contact Persons.	10
	2.8	Obligations of Parties	10
	2.9	Research Program Guidelines	10
3.	Conduct of Research Program	10
	3.1	Overview	10

	3.2	Research Term	10
	3.3	Research Plan	10
	3.4	Research Effort and Support	11
	3.5	Conduct of Research	11
	3.6	Technology Transfer	11
	3.7	Identification of Pre-Hit Compounds, Hit Compounds and Lead Compounds	12
	3.8	Records	12
	3.9	Reports	13
	3.10	Daiichi’s Post-Research Term Activities	13
4.	License Grants; Noncompetition		13
	4.1	Collaborative Research Licenses	13
	4.2	Assay Licenses	13
	4.3	Development and Commercialization Licenses	14
	4.5	Negative Covenant	14
	4.7	Noncompetition	15
5.	Co-Development		15
	5.1	Option	15
	5.2	Joint Development Committee Formation	15
	5.3	JDC Actions	16
	5.4	Meetings of the JDC	16
	5.5	Minutes	16
	5.6	JDC Functions and Powers	16
	5.7	Co-Development Guidelines	17
	5.8	Limitations of Powers of the JDC	17
	5.9	Development Plan and Development Budget	17
	5.10	Regulatory Matters	17
	5.11	Development Costs	18
	5.12	Territory-Specific Dossier	19
	5.13	Obligations of Parties	19
	5.14	Daiichi Obligations	19
	5.16	Termination	19
6.	Co-Promotion		20
	6.1	Option	20
	6.2	Co-Promotion Principles	21
	6.15	Termination	21
7.	Development & Commercialization of Daiichi Products and Rigel Products.		21
	7.1	Development of Daiichi Developed Products	21
	7.2	Commercialization of Daiichi Promoted Products	22
	7.3	Reporting	22

	7.4	Option for Rigel-Alone Development and Commercialization.	22
8.	Economics		22
	8.1	Up-Front Payments	22
	8.3	Milestone Payments	23
	8.4	Additional Payments	23
	8.5	Royalty Payments	23
	8.8	Quarterly Payments	23
	8.9	Term of Royalties	23
	8.10	Royalty Payment Reports	23
	8.11	Payment Method	24
	8.12	No Credits or Refunds	24
	8.13	Taxes	24
	8.14	Blocked Currency	24
	8.15	Sublicenses	24
	8.16	Foreign Exchange	24
	8.17	Records; Inspection	24
	8.18	Interest	24
9.	Intellectual Property		24
	9.1	Ownership	24
	9.2	Patent Prosecution and Maintenance; Abandonment	25
	9.3	Enforcement of Patent Rights	26
	9.4	Defense of Third Party Claims	27
	9.5	Copyright Registrations	27
	9.6	Trademarks	27
	9.7	Acquisition of Third Party Technology.	27
10.	Confidentiality		27
	10.1	Treatment of Confidential Information	27
	10.2	Exceptions	28
	10.3	Authorized Disclosure	28
	10.4	Termination of Prior Agreements	29
	10.5	Publicity	29
	10.6	Publications	29
11.	Representations and Warranties		29
	11.1	General Representations and Warranties	29
	11.2	Disclaimer Concerning Technology	30
12.	Term and Termination		30
	12.1	Term	30
	12.2	Termination For Breach	31
	12.3	Effect of Termination; Survival.	31

13.	Indemnification		31
	13.1	Mutual Indemnification	31
	13.2	Indemnification by Daiichi	32
	13.3	Conditions to Indemnification	32
	13.4	Exclusion of Damages	33
14.	Dispute Resolution.		33
	14.1	Disputes	33
	14.2	Alternative Dispute Resolution	33
	14.3	Arbitrator	34
	14.4	Governing Law	34
	14.5	Rules of Procedure	34
	14.7	Decision	34
	14.8	Award	35
	14.9	Costs	35
	14.10	Injunctive Relief	35
	14.11	Confidentiality	35
	14.13	Survivability	35
15.	Miscellaneous.		35
	15.1	Export Control	35
	15.2	Entire Agreement; Amendment	36
	15.3	Bankruptcy	36
	15.4	Force Majeure	37
	15.5	Notices	37
	15.6	Consents Not Unreasonably Withheld or Delayed	38
	15.7	Maintenance of Records	38
	15.8	No Strict Construction	38
	15.9	Assignment	38
	15.10	Performance by Affiliates and Local Operating Entities	38
	15.11	Counterparts	38
	15.12	Further Actions	38
	15.13	Severability	38
	15.14	Ambiguities	39
	15.15	Headings	39
	15.16	Translations	39
	15.17	No Waiver	39

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

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